M. H. Meyerson & Co., Inc.









                          NOTICE OF 1997

                        ANNUAL MEETING OF

                         SHAREHOLDERS AND

                         PROXY STATEMENT



                          June 13, 1997






                     YOUR VOTE IS IMPORTANT!

     PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY
                    IN THE ENCLOSED ENVELOPE.

                    M. H. Meyerson & Co., Inc.






                                        April 21, 1997



Dear Shareholder:


     On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareholders of M. H. Meyerson & Co., Inc. on June 13, 1997 at 8:00 a.m., at Newport Tower, 525 Washington St., Jersey City, New Jersey, 07310. Information about the meeting is presented on the following pages.

     In addition to the formal items of business to be brought before the meeting, members of management will report on the Company's operations and answer shareholder questions.

     Your vote is very important. Please ensure that your shares will be represented at the meeting by completing, signing, and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting should you wish to do so.



                                        Sincerely,





                                        Michael Silvestri
                                        President and Chief Operating Officer

                     M. H. Meyerson & Co., Inc.

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                        April 21, 1997


     The annual meeting of the shareholders of M. H. Meyerson & Co., Inc. (the "Company") will be held on June 13, 1997, at Newport Tower, 525 Washington St., Jersey City, New Jersey, at 8:00 a.m. for the following purposes:

          1. To elect the directors of the Company to serve for the ensuing period;

          2.   To approve the employment of Vincent R.
               Vassallo, CPA, as independent accountant, to audit the books and accounts of the Company for fiscal year ending January 31, 1998;

          3. To increase the number of options available for issuance by the Company's Employee
               Stock Option Plan from 1,500,000 shares to
               2,500,000 shares;

          4.   To amend the Company's Certificate of
               Incorporation to establish three separate classes of directors;

          5.   To amend the Company's Certificate of
               Incorporation to require the affirmative vote of two-thirds of the shares outstanding and entitled to vote in order to amend the Company's Certificate of Incorporation;

          6.   To amend the Company's Certificate of
               Incorporation to require that all actions by shareholders be taken at a duly called
               Annual or Special Meeting and not by
               written consent; and

          7. To transact such other and further business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 2, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A list of such shareholders will be available during regular business hours at the Company's office, 525 Washington Blvd. 34th Floor, Jersey City, New Jersey, on and after May 26, 1996, for inspection by any shareholder for any purpose germane to the meeting.

                                        By Order of the Board of Directors,

                                        Michael Silvestri
                                        President and Chief Operating Officer

                    M. H. Meyerson & Co., Inc.

                          PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of M. H. Meyerson & Co., Inc. (the "Company") for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of
Shareholders. The address of the Company's principal executive office is Newport Tower, 525 Washington Blvd., 34th Floor, Jersey City, New Jersey, 07310. This proxy statement and the form of proxy are being mailed to shareholders on or about May 8, 1997.

             REVOCABILITY OF PROXY AND VOTING OF PROXY

     A proxy given by a shareholder may be revoked at any time before it is exercised by giving another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation at any time before the proxy is exercised, or by attending the meeting in person and casting a ballot. Any proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for Directors named herein in
Item 1 and in favor of Items 2 and 3 in the Notice of Annual Meeting. The Company knows of no reason why any of the nominees named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a Director, the proxy will be voted in accordance with the best judgment of the Proxy Committee named therein. The Board of Directors knows of no matters, other than as described herein, that are to be presented at the meeting, but if matters other than those herein mentioned properly come before the meeting, the proxy will be voted by that Committee in a manner that the members of the Committee
(in their judgement) consider to be in the best interests of the Company.

                   RECORD DATE AND VOTING RIGHTS

     Only shareholders of record at the close of business on May 2, 1997, are entitled to vote at the meeting. On such record date the Company had outstanding 5,030,335 shares of Common Stock. Each shareholder entitled to vote shall have one vote for each share of Common Stock registered in such shareholder's name on the books of the Company as of the record date. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the annual meeting. Abstention and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.

     Approval of the independent accountant and the increase in the number of options under the ESOP require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-voters will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve the proposed amendments to the Company's Certificate of Incorporation. For this purpose, abstentions and non-votes will count as votes against the proposed amendments.

     Votes at the Annual Meeting will be tabulated by Inspectors of Election appointed by the Company.

     The only people known by the Company to be the beneficial owner of more than five percent of the outstanding voting securities of the Company are:


Title of        Name and Address of       Number of        Percent of   Total
Class            Beneficial Owner        Common Shares     Class on    Options
                                        as of April 21,     April 21,  Granted
                                            1997            1997

Common    Martin H. Meyerson                2,238,190       44.494%   415,000
          c/o M. H. Meyerson & Co., Inc.
          525 Washington Blvd.
          Jersey City, NJ 07310

Common    Kenneth J. Koock                    304,624        6.056%   265,000
          c/o M. H. Meyerson & Co., Inc.
          525 Washington Blvd.
          Jersey City, NJ 07310
Common    The Meyerson Family as a Group(1) 2,397,815       47.667%   445,000



(1) The Meyerson Family as a group includes Martin H. Meyerson, Joelle A. Meyerson, Jeffrey E. Meyerson, Jill E. Meyerson and Douglas J. Meyerson


                      ELECTION OF DIRECTORS
                      (ITEM 1 ON PROXY CARD)

     The following persons have been nominated for election as Directors of the Company as members of the indicated classes, subject to approval of item 4 on the proxy card and filing with the State of New Jersey:


Name                              Age        Director       Class
                                               Since
Martin H. Meyerson                66            1960         I
Michael Silvestri                 49            1993        III
Kenneth J. Koock                  54            1993         II
Linda Antosiewicz                 45            1993         II
Jeffrey E. Meyerson(1)            31            1993         I
Joelle A. Meyerson(2)             58            1994         II
Eugene M. Whitehouse              38            1996        III
Bertram Siegel, Esq.              59            1994         I
Martin Leventhal, CPA             60            1994         II
Alfred T. Duncan                  53            1997        III

(1)Jeffrey E. Meyerson is the son of Martin H. Meyerson
(2)Joelle A. Meyerson is the spouse of Martin H. Meyerson

     All Directors hold office until their terms expire and until their successors have been elected and qualified. Subject to shareholder approval of
Item 4 on the proxy card and filing of the amendment to the Certificate of Incorporation with the State of New Jersey, the initial terms of Directors that are members of Class I will expire in 2000, the terms of Class II Directors will expire in 1999, and the terms of the Class III Directors will expire in 1998. Thereafter, each class will be elected to and will serve for three year terms. If item 4 is not approved by the shareholders, all Directors will serve for a one year term.

     Information about each nominee for Director is given below.

Martin H. Meyerson, Chairman, Chief Executive Officer and Chief Financial
          Officer

     Martin H. Meyerson is the Chairman, Chief Executive Officer, Chief Financial Officer and a director of the Company and was its President until 1984. Mr. Meyerson was also the President and a director of Bio Recovery Technology, Inc., a research and development company involved in microbiological and pollution control products, from 1984 through 1986. He was also the chairman of the board of Bio Metallics, Inc., also involved in pollution control products, from 1987 through 1990. Mr. Meyerson graduated from Packard College in 1952, majoring in Business Administration.

Michael Silvestri, President, Chief Operating Officer and Director

     Michael Silvestri joined the Company in 1978 as Manager and Cashier and has been President and Chief Operating Officer of the Company since 1984. He has been actively involved in the securities business for twenty-five (25) years. His previous experience at Fahnstock & Company enabled him to expand his operational expertise in all trading areas. He has established new compliance and accounting procedures for the Company. Mr. Silvestri received a sociology and business degree from Brooklyn College in 1974. Mr. Silvestri became a Director in 1993.

Kenneth J. Koock, Vice Chairman and Director

     Kenneth Koock has been with the Company since 1977. In 1993, Mr. Koock became a Director of the Company. Mr. Koock received his B.A. degree from Duke University in 1963 and a law degree in 1966 from St. John's University. He was president of Bio Metallics, Inc. from 1987 through 1990 and is a member of the New York State Bar Association.

Linda A. Antosiewicz, Senior Vice President, Director of Compliance, and
            Director

     Ms. Antosiewicz joined the Company as Office Manager in 1983. She became the cashier and a Vice President in 1984. Ms. Antosiewicz became a director of the Company in 1993, and the firm's Senior Vice President and Director of Compliance in 1995. She was previously employed by Merrill Lynch, Pierce, Fenner & Smith for eleven (11) years in its operations department and as a training specialist in the agency clearing department.

Jeffrey E. Meyerson, Vice President, Foreign Trading and Director

     Jeffrey E. Meyerson has been with the Company since 1987. He became Vice President of the Foreign Trading Department in 1989. He received an Economics/Management degree from Ithaca College in 1987. Mr. Meyerson became a Director of the Company in 1993.

Joelle A. Meyerson, Treasurer and Director

     Joelle A. Meyerson actively joined the Company in 1979 as a Financial Principal and became a Director in 1994. She received a B.A. degree in Education from Brooklyn College in 1960, and a Masters degree in Education from Brooklyn College in 1962.

Eugene M. Whitehouse, Vice President, Controller, and Director

     Eugene M. Whitehouse has been associated with the firm since 1983, became a Vice President and the Company's Controller in 1994, and became a Director in 1996. He received a B.B.A. degree from Pace University in 1982, and an M.B.A. from St. Peter's College with a concentration in MIS in 1994, and a concentration in International Business in 1997.

Bertram Siegel, Esq., Director

     Bertram Siegel became a Director of the Company in 1994. Mr. Siegel is a partner in the law firm of Siegel and Siegel, and was a member of the Board of Directors of Bio Metallics, Inc., from 1987 through 1990. He is a member of the New Jersey and Bergen County Bar Associations, and received his Juris Doctor degree from Rutgers, the State University of New Jersey in 1963.

Martin Leventhal, CPA, Director

     Martin Leventhal graduated from Brooklyn College in 1958 and became a Certified Public Accountant in 1963. With the exception of time spent in military service, he has been actively involved in public accounting since his graduation. In 1971, he founded the firm now known as Martin Leventhal & Company, a CPA firm with approximately 25 employees. He is a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants, for which he served on numerous committees. He has also held a principal's license in the securities industry.

Alfred T. Duncan, Director

     Alfred T. Duncan has been an independent management consultant since 1992, specializing in financial management for small growth firms. Prior to 1992, he held numerous senior positions with Commodore International, Ltd. including General Manager of Latin America and Eastern Europe (1990-1991) and General Manager of U. S. operations (1987-1990). He was President and Chief Executive Officer of Victor Technologies (1986-1987) and has held financial management positions with A. M. International, Abbott Laboratories, First National Bank of Chicago, and Ford Motor Company. He received an M.B.A. degree from Harvard University in 1972 and a B.S.C.E. degree from Duke University in 1965.

Certain Relationships and Related Transactions

     The Company currently leases approximately 30,000 sq. ft. of space in an office building known as the Newport Tower, located at 525 Washington Blvd., Jersey City, New Jersey. The lease is in effect through July 31, 2011. The ent charges on the space (and the Company's previous offices) for the years ended January 31, 1997 and January 31, 1996 were $429,459 and $240,659, respectively.

     In addition, the Company also pays maintenance charges for additional space in North Miami Beach, Florida, under an agreement with Martin H. Meyerson, who owns the property in question. This space is primarily used for entertainment and investment banking purposes. The total maintenance charges for the years ending January 31, 1997 and 1996 were $17,977 and $11,687, respectively. The Company also pays rent for space in New York City, New York, which is leased in the name of Martin H. Meyerson. The property is used primarily for entertainment and investment banking purposes. The total rent paid on this space for the years ended January 31, 1997 and 1996 were $31,310 and $28,348, respectively.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of the section 16(a) forms which they file.

Executive Compensation

     The following table sets forth as of the year ended January 31, 1997, the cash compensation paid by the Company for services rendered in all capabilities to all executives whose cash compensation exceeded $100,000 during the year, and all Executive Officers as a group.


Name of Individual                                                  Total
   or Number of         Fical                                        Cash
Persons in Group         Year          Salary        Bonus(4)    Compensation

Martin H. Meyerson,
Chairman(5). . . . . .  1997       $  600,000     $ 200,000      $  800,000
                        1996          600,000             0         600,000
                        1995          600,000             0         600,000
Kenneth J. Koock,
Vice Chairman(2)(5). .  1997       $1,448,800     $       0      $1,448,800
                        1996        1,049,800             0       1,049,800
                        1995        1,299,800             0       1,299,800

Michael Silvestri,
President and Chief
Operating Officer(3)(5) 1997          270,111       100,000         370,111
                        1996          200,000       119,248         319,248
                        1995          150,000        95,050         245,050

All Executive Officers
as a group (3 persons)  1997        2,318,911       300,000       2,618,911
                        1996        1,849,800       119,248       1,969,048
                        1995        2,049,800        95,050       2,144,850

(1) Does not include personal benefits which do not exceed 10% of the cash compensation for all executive officers as a group.
(2) Mr. Koock does not receive a base salary. His compensation is based on commissions earned.
(3) Mr. Silvestri earns compensation based on commissions earned in addition to his contracted salary and incentive amounts.
(4) Martin H. Meyerson received grants of options for 200,000 shares from the employee stock option plan in lieu of cash bonuses in fiscal 1995 and 1996.
(5) Mr. Meyerson, Mr. Koock, and Mr. Silvestri each received grants of an option for 5,000 shares during fiscal 1996 for serving as members of the Company's Board of Directors.

Option Grants in Last Fiscal Year

                        % of Total Options
                            Granted to           Exercise or
              Options   Employees in Fiscal        Base         Expiration
     Name     Granted          Year             Price/Share          Date

Martin H.
Meyerson          5,000         1.408           $   3.50          6/5/2001

Kenneth J.
Koock           255,000        71.831           $   3.50          6/5/2006

Michael
Silvestri         5,000         1.408           $   3.50          6/5/2001

Fiscal Year-End Option Values


                 Number of Shares Underlying    Value of Unexercised in-the
   Name       Unexercised Options at 1/31/97     Money Options at 1/31/97(1)

                 Excisable    Unexercisable     Exercisable    Unexercisable

Martin H.
Meyerson          415,000           0            $ 994,187.50         0

Kenneth J.
Koock             265,000           0            $ 167,812.50         0

Michael
Silvestri          15,000           0            $  27,187.50         0

(1) Represents the difference between the exercise price of the outstanding options and the estimated market price of the Common Stock on January 31, 1997 of $4.0625 per share.

Employment Agreements

     The Company has entered into employment agreements with Messrs. Meyerson and Silvestri effective as of October 1993, and providing for base annual compensation of $600,000 and $200,000 per annum respectively, plus certain incentive compensation. The agreements are each for a three (3) year period from their respective dates, and will renew automatically for succeeding consecutive periods of one (1) year each unless sooner terminated by either party at the end of the original term or any renewal term. In the event the Company terminates without cause the employment of either of Mr. Meyerson or Mr. Silvestri (except by causing non-renewal of such employment agreement), they would receive a severance payment equal to one year's base salary plus accrued benefits and incentive compensation.


1993 Incentive Option Plan

     In 1993, the Company established the 1993 Stock Option Plan (the "Plan") administered by the Board of Directors. A total of 1,500,000 shares of Common Stock are reserved for issuance under the Plan. Options may be granted to employees, directors, and other qualified individuals. The Plan provides for the granting of options that are intended to qualify as Incentive Stock Options within the meaning of Section 422A of the Code and also provides for the granting of options that are not intended to so qualify ("non-qualified stock options").

     The Board of Directors determines the terms and conditions of the options granted, including the exercise price and number of shares subject to the option. The Board has the power under the Plan to delegate some or all of its powers under such Plan to a committee appointed by the Board consisting of not less than two members of the Board. The exercise price of shares of Common Stock subject to options qualifying as Incentive Stock Options must not be less than the fair market value of the Common Stock on the date of the grant. The exercise price of the Incentive Stock Options granted under the Plan to any participant who possesses more than 10% of the total combined voting stock of the Company must be at least equal to 110% of the fair market value on the date of the grant.

     As of January 31, 1997, 1,178,000 options have been granted under this plan, 1,075,500 of which became exercisable as of January 31, 1997 and the balance will become exercisable at varying times through January, 1999. The outstanding options have exercise prices from $1.00 to $3.50 per share.

     No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable, during the lifetime of the optionee, only by the optionee.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding share of the Common Stock beneficially owned as of April 21, 1997 by (I) each person or group, known to the Company, who beneficially owns more than five percent of the Common Stock, (ii) each of the Company's Directors, and (iii) all officers and Directors as a group. The percentage of beneficial ownership is based on 5,030,335 shares outstanding.

Title of    Name and Address of         Number of Shares  Percent      Total
Class         Beneficial Owner           Beneficially     of Class     Options
                                    Owned as of April 21, as of April  Granted
                                             1997          21, 1997

Common     Martin H. Meyerson
           c/o M. H. Meyerson & Co., Inc.  2,238,190     44.494%      415,000

Common     Michael Silvestri
           c/o M. H. Meyerson & Co., Inc.     77,135      1.533%       15,000

Common     Kenneth J. Koock
           c/o M. H. Meyerson & Co., Inc.    304,625      6.056%      265,000

Common     Linda Antosiewicz
           c/o M. H. Meyerson & Co., Inc.      9,625      0.191%       15,000

Common     Jeffrey E. Meyerson
           c/o M. H. Meyerson & Co., Inc.     34,625      0.688%       15,000

Common     Joelle A. Meyerson
           c/o M. H. Meyerson & Co., Inc.    100,000      1.988%       15,000

Common     Eugene M. Whitehouse
           c/o M. H. Meyerson & Co., Inc.     30,000      0.596%        5,000

Common     Bertram Siegel, Esq.
           c/o M. H. Meyerson & Co., Inc.          0      0.000%       65,000

Common     Martin Leventhal, CPA
           c/o M. H. Meyerson & Co., Inc.          0      0.000%       65,000

Common     Alfred Duncan
           c/o M. H. Meyerson & Co., Inc.          0      0.000%       10,000

Common     All Officers and Directors
           as a group (10 people)          2,794,200     55.547%      885,000



                APPROVAL OF INDEPENDENT ACCOUNTANTS
                      (ITEM 2 ON PROXY CARD)

     Action will be taken with respect to the approval of independent accountants for the Company for the fiscal year ending January 31, 1998. The Board of Directors has, subject to such approval, selected Vincent R. Vassallo, CPA. Vincent R. Vassallo, also conducted the audits of the Company's records for the years ended January 31, 1997 and 1996. Vincent R. Vassallo is not expected to be present at the meeting.

     The Board of Directors of M. H. Meyerson & Co., Inc. unanimously recommends a vote FOR the proposal to approve the employment of Vincent R. Vassallo, CPA.


APPROVAL OF THE INCREASE IN THE NUMBER OF OPTIONS ISSUABLE BY THE
                    EMPLOYEE STOCK OPTION PLAN
                      (ITEM 3 ON PROXY CARD)

     The Board of Directors has determined that the number of options issuable by the employee stock option plan should be increased from 1,500,000 to 2,500,000 to allow for the hiring and retention of qualified employees by the firm.

     The Board of Directors of M. H. Meyerson & Co., Inc. unanimously recommends a vote FOR the proposal to increase the number of options issuable by the employee stock option plan from 1,500,000 to 2,500,000.


                  CLASSIFIED BOARD OF DIRECTORS
                      (ITEM 4 ON PROXY CARD)

     The Board of Directors of M. H. Meyerson & Co., Inc. has proposed that the Fifth Article of the Company's Certificate of Incorporation be amended to divide the Board of Directors of the Company into three separate classes with each class serving a staggered three year term. If approved by the shareholders, the shareholders of the Company will elect approximately one-third of the Board of Directors each year, beginning in 1998.

     The Company believes that this change will protect the Company against potential hostile takeover attempts and lessen the administrative burden of electing a large number of directors each year. Takeovers of public corporations financed largely through debt to be repaid in the short-term by the sale of substantial assets of the target corporation have, in other states, impaired local employment conditions and disrupted local commercial activity. These takeovers prevent shareholders from realizing the full value of their holdings through forced mergers and other coercive devices. The threat of these takeovers also deprives shareholders of value by forcing the adoption of short-term business strategies as well as defensive tactics which may not be in the public interest. If passed, the amendment will prevent an individual or group from gaining complete control of the Board of Directors by a shareholder vote at one shareholders' meeting. The Company believes that the amendment will better enable the Board of Directors to maximize shareholder value by allowing the Board of Directors to focus on business strategies deemed to be in the best interests of the Company and its shareholders and which are not aimed at deterring changes in control of the Company. In addition, by establishing staggered three year terms for directors, the amendment will ensure greater continuity on the Board of Directors and lessen the administrative burdens associated with electing a large number of Directors each year.

New Jersey Law Regarding Classified Board of Directors

     Section 14A:6-6(2)(d) of the New Jersey Business Corporation Act provides that directors serving on a classified board shall not be removed without cause, unless the certificate of incorporation provides otherwise. This provision will take effect if the shareholders vote to establish a classified Board of Directors. Under such circumstances, the shareholders of the Company could not remove incumbent directors from office without a valid reason for doing so. When combined with the establishment of a classified Board of Directors, this provision makes it more difficult to change the composition of the Company's Board of Directors and could have the effect of delaying, discouraging, or making more difficult changes of control or management of the Company, including tender offers or takeover attempts.

New Jersey's Anti-Takeover Law

     The New Jersey business combination statute prohibits "interested" investors who purchase more than a 10% interest in a target corporation from engaging in any type of business combination with the target for a five year period, unless, prior to the acquisition of such shares, the business combination is approved by the Board of Directors of the Target. The statute does not allow a shareholder vote to override the Board's decision not to approve a business combination. The statute applies to all publicly held New Jersey corporations whose principal place of business is located in New Jersey. The Company is therefore protected by the statute.

     The term "business combination" is defined to include mergers or consolidations with the interested shareholder, as well as any sale, lease or similar disposition of greater than 10% of the Company's assets; issuance by the Company of 5% or more of the stock of the Company to the interested shareholder; adoption of any plan or proposal for the liquidation or dissolution of the Company by the interested shareholder; any reclassification of the securities of the Company proposed by the interested shareholder which increases the proportionate voting power of the interested stockholder, and any receipt by the interested stockholder of any loans, advances, guarantees, pledges or other financial assistance from the Company. A New Jersey corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its Certificate of Incorporation or bylaws resulting from a shareholders amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the anti-takeover law.

Potential Disadvantage to Shareholders

     If the amendment to the Certificate of Incorporation is approved, only one-third of the Board of Directors of the Company will be elected each year. Therefore, it would take at least two years to effect a change in control of the Board of Directors of the Company. Under certain circumstances, the Board of Directors could vote to reject a takeover or change in control of the Company or to reject a merger, sale of all or any part of the Company's assets or a similar transaction. Although the Board of Directors has a fiduciary duty to act in the best interests of the Company's shareholders at all times, the Board could reject transactions which some shareholders might consider to be in their best interest.

     To establish a classified Board of Directors, Section 2 of the Fifth Article of the Company's Certificate of Incorporation would be amended to read as follows:

     "2. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors consisting of not less than three (3) nor more than thirteen (13) persons. The exact number of directors within the minimum and maximum limitation specified herein shall be fixed from time to time by resolution of a majority of the whole Board of Directors.

          The Board of Directors shall be and is divided into three classes:
          Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual meeting following the annual meeting at which such director was elected; provided however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of fiscal year 1997, the directors first elected to Class II shall serve for a term ending on the second annual meeting following the end of fiscal year 1997 and the directors first elected to Class III shall serve for a term ending on the third annual meeting following the end of fiscal year 1997. Notwithstanding the foregoing, each director shall serve as such until the expiration of his current term when his successor shall have been duly elected and qualified, or his prior death, resignation or removal.

          At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

          Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. if any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to either class, the board shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation."

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to the Certificate of Incorporation.

     The Board of Directors of M. H. Meyerson & Co., Inc. unanimously recommends a vote FOR the approval of the foregoing amendment to the Company's Certificate of Incorporation.


                SUPERMAJORITY VOTING REQUIREMENTS
                      (ITEM 5 ON PROXY CARD)

     The Board of Directors has proposed that the Company's Certificate of Incorporation be amended to add a new Article "Tenth" requiring that any subsequent amendment to the Company's Certificate of Incorporation be approved by affirmative vote of two-thirds of the shares of each class entitled to vote thereon.

     This change is designed to protect the Company and its shareholders against potential hostile takeover attempts. The amendment will allow the Board of Directors to waive the supermajority voting requirements so as not to deter friendly mergers or acquisitions or other actions which the Board deems to be in the best interests of the Company's shareholders. The Company believes that the amendment will better enable the Board of Directors to maximize shareholder value by increasing the Board's power and bargaining position with respect to tender offers, takeover attempts or similar transactions.

Potential Disadvantage to Shareholders

     If the amendment to the Certificate of Incorporation is approved, it would be more difficult to implement the fundamental corporate changes (such as the authorization or additional shares or to undo the measures built into the Company's Certificate of Incorporation designed to protect the Company and its shareholders from a hostile takeover attempt) which may be necessary to consummate a merger or similar transaction and could have the effect of delaying, discouraging or making more difficult changes in control of the Company, including tender offers or takeover attempts, which some shareholders might consider to be in their best interest.

     To establish a supermajority voting requirement for amendments to the Certificate of Incorporation, a new Tenth Article would be added to the Company's Certificate of Incorporation and would read as follows:

     "Any amendment to this Certificate of Incorporation shall require the affirmative vote of two-thirds of the shares of each class outstanding and entitled to vote thereon, provided that the Board of Directors of the Company may, by the affirmative vote of two-thirds of all Directors, reduce the number of shares required to amend the Certificate of Incorporation on a case by case basis only, provided that in no event may the Board reduce the number of shares required to amend the Certificate of Incorporation below a number equal to the majority of the shares outstanding and entitled to vote thereon."

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to the Certificate of Incorporation.

     The Board of Directors of M. H. Meyerson & Co., Inc. unanimously recommends a vote FOR approval of the foregoing amendment to the Company's Certificate of Incorporation.


         SHAREHOLDER ACTION ONLY BY DULY CALLED ANNUAL OR
                         SPECIAL MEETING
                      (ITEM 6 ON PROXY CARD)

     The Board of Directors of M. H. Meyerson & Co., Inc. has proposed that the Company's Certificate of Incorporation be amended to add an Eleventh Article requiring that any action taken by the stockholders of the Company be taken at a duly called annual or special meeting and not by written consent of the stockholders.

     The amendment could have the effect of delaying the implementation of a shareholder action until a shareholders' meeting can be held, including, but not limited to, amendments to the Company's Certificate of Incorporation or By-laws, removal of directors, or approval of a merger or similar transaction requiring shareholder approval. Such a shareholder action could be necessary to consummate a merger or similar transaction, including tender offers or takeover attempts. The Company believes that, under such circumstances, a delay would be in the best interests of both the Company and its shareholders because such delay would better enable the Board of Directors to maximize shareholder value by giving the Board of Directors the time needed to: (I) evaluate a tender offer; (ii) strengthen the Company's defenses against a tender offer or takeover attempt which the Board believes not to be in the best interests of the Company's shareholders; (iii) negotiate with a potential bidder; or (iv) solicit competing bids or proposals which maximize shareholder value. Moreover, although the amendment could delay certain actions by the shareholders, it does not revoke the power of the shareholders to take any action they deem to be in their best interest or in the best interest of the Company.

Potential Disadvantage to Shareholders

     If the amendment to the Certificate of Incorporation is approved, any proposed actions by the shareholders of the Company, including, but not limited to, amendments to the Company's Certificate of Incorporation or By-laws, removal of directors, or approval of a merger or similar transaction requiring shareholder approval, would be required to be taken at a duly called annual or special meeting of shareholders and could not be taken by written consent of the shareholders. The amendment could have the effect of delaying the implementation of a shareholder action until a shareholders' meeting can be held. This potential for delay could have the effect of discouraging or making more difficult changes of control of the Company, including tender offers or takeover attempts, which some shareholders might consider to be in their best interest.

     To effect this requirement, a new Eleventh Article would be added to the Company's Certificate of Incorporation and would read as follows:

     "The stockholders of the Corporation may not take action by written consent without a meeting and must take any actions at a duly called annual or special meeting. Meetings of stockholders may be held within or without the State of New Jersey, as the by-laws may provide."

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to Certificate of Incorporation.

     The Board of Directors of M. H. Meyerson & Co., Inc. unanimously recommends a vote FOR approval of the foregoing amendment to the Company's Certificate of Incorporation.

     If the above referenced amendments are adopted, the current Tenth Article of the Company's Certificate of Incorporation would be renumbered to follow.


           ADDITIONAL INFORMATION CONCERNING THE BOARD
                   OF DIRECTORS OF THE COMPANY

     During the year ended January 31, 1997 the Board of Directors held one meeting. No director was absent from any meeting. In addition to scheduled meetings, a number of Directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

     Directors receive 5,000 options to purchase shares of Common Stock of the Company annually. Outside Directors are compensated $300 for each meeting of the Board of Directors he or she attends. Inside Directors have waived their right to be compensated for attending meetings of the Board of Directors.

Audit Committee

     The functions of the Audit Committee are to recommend to the Board of Directors the selection, retention, or termination of the Company's independent accountants; determining through consultation with management the appropriateness of the scope of the various professional services provided by the independent accountants, and consider the possible effect of the performance of such services on the independence of the accountants; review the arrangements and the proposed overall scope of the annual audit with management and the independent accountants; discuss matters of concern to the Audit Committee with the independent accountants and management relating to the annual financial statements and results of the audit; obtain from management, the independent accountants and the Chief Financial Officer their separate opinions as to the adequacy of the Company's system of internal accounting control; review with management and the independent accountants the recommendations made by the accountants with respect to changes in accounting procedures and internal accounting control; discuss with management any concerns the Committee may have with regard to the Company's business practices; hold regularly scheduled meetings, separately and jointly, with representatives of management, the independent accountants, and the Chief Financial Officer to make inquiries into and discuss their activities; and review the overall activities of the Company's internal auditors.

     The Audit Committee consists of Mr. Michael Silvestri, Mr. Bertram Siegel, Esq., and Mr. Alfred Duncan.

                  SHAREHOLDER PROPOSALS FOR 1998

     Proposals of security holders intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company not later than February 16, 1998.


                        ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-KSB for the year ended January 31, 1997 including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report on Form 10-KSB is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.

                         OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees, and fiduciaries in forwarding documents to beneficial owners. Solicitation also may be made by the Company's officers, directors, or employees, personally or by telephone.



Jersey City, New Jersey
April 21, 1997